The Valley Forge Fund, Inc.
1375 Anthony Wayne Drive
Wayne, PA 19087

Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940

We, as members of management of The Valley Forge Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Compa-nies, of the Investment Company Act of 1940. We are also responsible for estab-lishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 2, 2003 and from October 22, 2002 through January 2, 2003.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 2, 2003 and from October 22, 2002 through January, 2003 with respect to securities reflected in the investment account of the Company.

The Valley Forge Fund, Inc.

By:

/s/ Bernard B. Klawans
Bernard B. Klawans President